Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, April 8, 2022

Seagen Announces Jury Award in Patent Infringement Case Against Daiichi Sankyo

- Jury Upholds Validity of Asserted Claims of the Patent, Finds Willful Infringement and

Issues Past Damages Award of $41.82 Million –

- Seagen to Request Royalty on Future U.S. Sales of Enhertu® Through the Life of the Patent -

- Separate Arbitration Proceedings with Daiichi Sankyo Remain Ongoing with a Decision Expected by Mid-2022 -

BOTHELL, Wash. — April 8, 2022 — Seagen Inc. (Nasdaq: SGEN) today announced that a jury in the U.S. District Court for the Eastern District of Texas found that Daiichi Sankyo Co. Ltd. (“Daiichi Sankyo”) infringed Seagen’s U.S. Patent No. 10,808,039 by selling in the United States its Enhertu® product (trastuzumab deruxtecan; DS-8201). Seagen was awarded damages of $41.82 million for past infringement of the patent. In addition, Seagen will request additional royalty payments for future sales of Enhertu in the United States through the life of the patent.

“We are pleased that the jury recognized the validity of asserted claims of our patent and found that Daiichi Sankyo willfully infringed our proprietary technology without permission,” said Clay Siegall, Ph.D., President and Chief Executive Officer, Seagen. “As a pioneer and leader in antibody-drug conjugate (ADC) technology, protecting our intellectual property is essential to our ability to continue developing innovative therapies for cancer patients in need.”

In addition to the damages the jury awarded for past infringement, Seagen will request the court to award a royalty on Daiichi Sankyo’s future sales in the United States of Enhertu until patent expiry in November 2024. The court will determine the amount of these payments in a decision Seagen anticipates later this year.

In a related matter, on April 7, 2022, the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office granted a request on rehearing and instituted two post grant review (PGR) proceedings brought against certain claims of U.S. Patent No. 10,808,039. Seagen intends to vigorously defend the patent in the PGRs.

Separately, Seagen is engaged in an arbitration it brought against Daiichi Sankyo over ownership of certain technology used by Daiichi Sankyo in trastuzumab deruxtecan and several other drug candidates. In the arbitration, which remains ongoing, Seagen contends that the linker and other ADC technology used in these compounds are improvements to Seagen’s pioneering ADC technology, the ownership of which is automatically assigned to Seagen under the 2008 collaboration agreement between Daiichi Sankyo and Seagen. A decision in the arbitration case is expected by mid-2022.

About Seagen

Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on the company’s marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future developments in the referenced legal matters, including with respect to potential royalties on future sales of Enhertu and the referenced arbitration, and Seagen’s position relating to the ownership of the technology specified in the referenced arbitration. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, the inherent uncertainties associated with legal actions. More information about the risks and uncertainties faced by the company is contained under the caption “Risk Factors” included in Seagen’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

For Investors

Peggy Pinkston

Senior Vice President, Investor Relations

(425) 527-4160

ppinkston@seagen.com

For Media

David Caouette

Vice President, Corporate Communications

(310) 430-3476

dcaouette@seagen.com